EXHIBIT 10.2(b)

2007 AMENDMENT TO
THE STOCK INCENTIVE PLAN
FOR OUTSIDE DIRECTORS

          The Board amends the Plan, effective February 12, 2007, as follows:

          Section 9 is hereby amended by replacing the text of the current first sentence with the following text:

          In the event of any stock split, stock dividend or similar transaction which increases or decreases the number of shares of the Common Stock outstanding, appropriate adjustment shall be made to the number of shares and exercise price per share under any options outstanding.  All such adjustments will be effected in a manner that precludes the enlargement of rights and benefits under outstanding option awards.